MUTUAL RELEASE AGREEMENT

THIS MUTUAL RELEASE AGREEMENT (“Agreement”) is made and entered into this 22nd day of April, 2012, between Pana-Minerales S.A., a Nevada corporation (the “Company”), and Mr. David Gibson, an individual (“Gibson”) (sometimes referred to herein individually as “Party” and collectively as the “Parties”).

Recitals

A.           WHEREAS, Gibson has served as a member of the Company’s Board of Directors since his appointment on September 23, 2011, and

B.           WHEREAS, the Parties desire to fully and finally discontinue their relationship with one another, and the Company is willing to pay ten thousand dollars (US $10,000.00) to Gibson in exchange for entering into this Agreement and for services rendered.

Agreement

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties agree as follows:

1. Effective as of the date hereof, Gibson does hereby resign as a member of the Company’s Board of Directors and any and all other positions with the Company or any of its subsidiaries or affiliates.  The Company hereby accepts Gibson’s resignation.  In addition, Gibson agrees to surrender to the Company for cancellation 10,000,000 shares of Company common stock, par value $0.001 per share, represented by stock certificate no. 1115 (the “Shares”).

2. Subject to the terms and conditions of this Agreement, including the Company’s payment of US $10,000.00 to Gibson, the receipt and sufficiency of which is hereby acknowledged and accepted, Gibson agrees (on his own behalf and on behalf of each of his affiliates) to and does hereby release and forever discharge the Company and its affiliates, officers, directors, shareholders and successors in interest of and from any and all claims, demands, rights, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, which Gibson may now have, has ever had, or may hereafter have against the Company or its affiliates arising contemporaneously with or prior to the date hereof or arising out of any omissions, acts, or facts which have occurred up until the date hereof and whether or not relating to claims pending on, or asserted after, the date hereof.

3. Subject to the terms and conditions of this Agreement, including Gibson’s surrendering of the Shares for cancellation, the Company agrees (on its own behalf and on behalf of each of its affiliates) to and does hereby release and forever discharge Gibson and his affiliates and successors in interest of and from any and all claims, demands, rights, liabilities, and causes of action relating to any matters of any kind, whether presently known or unknown, suspected or unsuspected, which the Company may now have, has ever had, or may hereafter have against Gibson or his affiliates arising contemporaneously with or prior to the date hereof or arising out of any omissions, acts, or facts which have occurred up until the date hereof and whether or not relating to claims pending on, or asserted after, the date hereof.

4. The Parties irrevocably covenant to refrain from directly or indirectly asserting any claim or demand, or commencing, instituting, or causing to be commenced, any proceeding of any kind against the other Party, based upon any matter released hereby.

5. Without in any way limiting any of the rights and remedies otherwise available to the other Party, each Party (each an “Indemnifying Party”) shall indemnify and hold harmless each of the other parties hereto from and against all loss, liability, claim, damage, or expense (including costs of investigation and defense and reasonable attorneys’ fees), whether or not involving third party claims, arising directly or indirectly from or in connection with (a) the assertion by or on behalf of such Indemnifying Party (or any affiliate, assignee or successor of such Indemnifying Party) of any claim or other matter released by such Indemnifying Party pursuant to this Agreement, and (b) the assertion by any third party of any claim or demand against any other party hereto which claim or demand arises directly or indirectly from, or in connection with, any assertion by or on behalf of such Indemnifying Party (or any affiliate, assignee or successor of such Indemnifying Party) against such third party of any claims or other matters released pursuant to this Agreement.

6. The Parties represent and warrant that (a) each has read and understands the terms of the Agreement, (b) each has the full power and authority to execute and deliver this Agreement and to perform and carry out all covenants and obligations to be performed and carried out by them hereunder, (c) each has duly taken all required actions to authorize the execution of this Agreement and the performance of the other obligations to be performed by each of them hereunder, (d) this Agreement constitutes a legal, valid, and binding obligation of the Parties, enforceable against such party in accordance with its terms, and (e) each has entered into this Agreement voluntarily and for reasons of their own and not based upon the representations of the other party hereto except as contained in this Agreement.

7. This Agreement and any dispute arising hereunder shall be interpreted, enforced, and governed under the laws of the State of Nevada.

8. This Agreement shall be interpreted to be effective and valid under applicable law, but if any provision shall be held to be prohibited or invalid, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the other remaining provisions of this Agreement.

9. The Parties hereto understand and agree that this Agreement supersedes and displaces any prior agreements made among the Parties relating to its subject matter.  There are no other understandings or agreements between them with respect to such subject matter.  This Agreement may be amended only by written instruments designated as amendments to this Agreement and executed by the signatories or their successors.

10. This Agreement may be executed in one or more counterparts, each of which shall constitute a duplicate original.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PANA-MINERALES S.A., a Nevada corporation By: /s/ Harry Ruskowsky
Name: Harry Ruskowsky
Title: Chief Executive Officer

DAVID GIBSON /s/ David Gibson

[Signature Page to Mutual Release and Settlement Agreement]